Exhibit 99.2

Second Quarter 2006 Results Conference Call
James E. Perry, Vice President and Treasurer
August 3, 2006 — FINAL

Thank you, Cameron,

Good morning from Dallas, Texas and welcome to the Trinity Industries’ Second Quarter 2006 Results Conference Call. I’m James Perry, Vice President and Treasurer for Trinity. Thank you for being with us today.

In addition to me, you will hear today from :

•	Tim Wallace, Chairman, President and Chief Executive Officer

•	Steve Menzies, Senior Vice President and Group President of the Rail Group; and

•	Bill McWhirter, Senior Vice President and Chief Financial Officer

Following that, we’ll move to the Q&A session.

A replay of this conference call will be available starting one hour after the conference call ends today through midnight on Thursday, August 10th. The replay number is (402) 220-0117.

I would also like to welcome to our call our audio web cast listeners today. Replay of this broadcast will also be available on our website located at www.t-r-i-n.net.

Before we get started, let me remind you that:

“Today’s conference call contains forward looking statements as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to estimates, expectations, intentions and predictions of future financial performance. Statements that are not historical facts are forward looking. Participants are directed to Trinity’s Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements.”

During the second quarter, the Company issued 450 million dollars of convertible subordinated notes with a coupon of 3.875%. The notes have a maturity of 2036 and have a no-call provision until 2018. The conversion price is $52.23, and the treasury stock method of accounting is being used so there is no share dilution until the Company’s stock price exceeds that price. We have used a portion of this cash to repurchase in the open market 98.5 million dollars of our 6.5% Senior Notes and 700 thousand dollars of our 7.755% Equipment Trust Certificates. These repurchased debt instruments have been retired. The remainder of the proceeds will be used for general corporate purposes, including expansion of our railcar leasing business.

During the second quarter, we also issued 355 million dollars of Secured Railcar Equipment Notes through Trinity Rail Leasing V L.P. These Notes are non-recourse to Trinity Industries and are secured by railcars in our lease fleet.

At June 30th, our borrowings at the corporate level were the 450 million dollars of convertible subordinated notes, 201.5 million dollars of senior notes and 4.2 million dollars of other indebtedness. The Leasing Company’s debt included 353.9 million dollars of Secured Railcar Equipment Notes, 119.1 million dollars of Equipment Trust Certificates and 81.5 million dollars outstanding under our railcar leasing warehouse facility.

Our total debt to total capital ratio was 47.6 percent at June 30th, up from the comparable amount of 37 percent at December 31st, 2005, principally due to financing for current and future lease fleet expansion. Net of cash, our net debt to total capital ratio was 36.4 percent at June 30th, up from the comparable amount of 31.4 percent at December 31st, 2005. At June 30th, our cash position was 447.9 million dollars.

Now, here’s Tim Wallace.

Tim

Steve

Bill

Thanks, Bill. Now our operator will prepare us for the Q & A session.

Q & A Session

Thank you, Cameron. This concludes today’s conference call.

Remember, a replay of this call will be available starting one hour after this call ends today through midnight, Thursday, August 10th. The access number is (402) 220-0117. Also, this replay will be available on our website located at www.t-r-i-n.net.

We look forward to visiting with you again on our next conference call. Thank you for joining us this morning.